                                   EXHIBIT 99
                                   ----------

                                  FFD [LOGO]

Date: August 7, 2008

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com

       FFD Financial Corporation Reports Net Earnings for the Quarter and
                       Annual Periods Ended June 30, 2008

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended June 30, 2008, of $241,000, or diluted earnings per share of $.22, compared to the $435,000, or $.39 per diluted share, of net earnings reported for the comparable three-month period in 2007. The $194,000, or 44.6%, decrease in net earnings resulted from increases of $173,000, or 221.8%, in the provision for losses on loans and $142,000, or 13.6%, in general, administrative and other expenses and a decrease of $2,000, or 1.2%, in other income, which were partially offset by an increase of $24,000, or 1.5%, in net interest income and a decrease of $99,000, or 43.8%, in the provision for federal income taxes.

Net earnings for the fiscal year ended June 30, 2008, were $1.2 million, or diluted earnings per share of $1.08, compared to the $1.6 million, or $1.44 per diluted share, reported in fiscal 2007. The $453,000, or 27.9%, decrease in net earnings resulted from increases of $583,000, or 212.0%, in the provision for losses on loans and $277,000, or 6.4%, in general, administrative and other expenses, which were partially offset by increases of $168,000, or 2.6%, in net interest income and $6,000, or 1.0%, in other income and a decrease of $233,000, or 27.6%, in the provision for federal income tax.

The increase in the provision for losses on loans was based primarily on the overall decline in the real estate market and the economy in general. Over the twelve-month period, the allowance for loan losses increased by 59.4%, raising the coverage ratio from the June 30, 2007 level of .61% of net loans to .95% of net loans as of June 30, 2008. Net charge-offs for the twelve month period totaled $305,304, or .17%, of average assets. Although charge-offs have increased during this fiscal year, they were relatively low given the difficult overall economic environment. Non-performing assets were $985,000 at June 30, 2008, or .54%, of assets, well below the average for Ohio publicly traded commercial banks and thrifts (1.02% and 2.42% respectively) as of June 30, 2008.(1) First Federal is not, and has not, been involved in sub-prime lending.

--------
(1) Source: Keefe, Bruyette & Woods, Inc. as of 6-30-08

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF

The increase in net interest income was primarily due to increases in average balances of loans receivable, which were partially offset by increases in average deposit balances and the cost of new and repricing deposits. Borrowing costs decreased during the 2008 fiscal year due to the decrease in the average borrowing costs outweighing the increase in the average balance of borrowings. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The $6,000 increase in other income resulted from increased fee income. The decrease in the provision for federal income tax resulted from the decrease in earnings before income tax year over year.

FFD Financial Corporation reported total assets of $181.7 million at June 30, 2008, an increase of 5.1% over the June 30, 2007 balance of $173.0 million. Cash and cash equivalents increased by 44.5% from the June 30, 2007, balance of $9.0 million to $13.0 million at June 30, 2008. Loans receivable (net) increased by 1.9% from the June 30, 2007, balance of $153.3 million to $156.2 million at June 30, 2008. Total liabilities increased by 5.6% from the June 30, 2007, balance of $154.9 million to $163.6 million at June 30, 2008, and included deposits of $141.3 million, representing an increase of 1.0% over the June 30, 2007, balance of $140.0 million. Shareholders' equity amounted to $18.2 million at June 30, 2008, an increase from the $18.1 million total at June 30, 2007. The increase in shareholders' equity was primarily attributable to net earnings of $1.2 million, proceeds from the exercise of stock options, which were partially offset by a negative mark to market of investments available for sale, the cost of previously announced share repurchases and payments of quarterly dividends. First Federal continues to maintain strong capital ratios, well exceeding regulatory requirements.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF

                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                          June 30,      June 30,
      ASSETS                                               2008           2007
                                                       (unaudited)

Cash and cash equivalents                               $  13,049      $  9,033
Investment securities                                       5,623         3,448
Mortgage-backed securities                                    323           364
Loans receivable, net                                     156,232       153,323
Loans held for sale                                             -           624
Other assets                                                6,511         6,202
                                                         --------      --------

      Total assets                                       $181,738      $172,994
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $ 141,332                                       $139,922
Borrowings                                                 20,595        13,131
Other liabilities                                           1,631         1,806
                                                         --------      --------
      Total liabilities                                   163,558       154,859
Shareholders' equity                                       18,180        18,135
                                                         --------      --------

      Total liabilities and shareholders' equity         $181,738      $172,994
                                                         ========      ========

                           FFD Financial Corporation
                           -------------------------
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                   Three months ended        fiscal year ended
                                                        June 30,                  June 30,
                                                   2008         2007          2008          2007
                                               (unaudited)  (unaudited)   (unaudited)

Total interest income                             $2,791       $2,962       $11,815       $11,472

Total interest expense                             1,155        1,350         5,144         4,969
                                                  ------       ------       -------       -------

      Net interest income                          1,636        1,612         6,671         6,503

Provision for losses on loans                        251           78           858           275
                                                  ------       ------       -------       -------

      Net interest income after provision
       for losses on loans                         1,385        1,534         5,813         6,228

Other income                                         168          170           586           580

General, administrative and other expense          1,185        1,043         4,619         4,342
                                                  ------       ------       -------       -------

      Earnings before income taxes                   368          661         1,780         2,466

Federal income taxes                                 127          226           610           843
                                                  ------       ------       -------       -------

      NET EARNINGS                                $  241       $  435       $ 1,170       $ 1,623
                                                  ======       ======       =======       =======

      EARNINGS PER SHARE
        Basic                                       $.22         $.40         $1.08         $1.45
                                                    ====         ====         =====         =====

        Diluted                                     $.22         $.39         $1.08         $1.44
                                                    ====         ====         =====         =====

                   321 N. Wooster Avenue, Post Office Box 38
                                Dover, OH 44622
                      330-364-7777 www.onlinefirstfed.com
                                  NASDAQ: FFDF